Exhibit 99.1

SAIC Announces Fourth Quarter and Full Fiscal Year 2020 Results

Q4 Revenues of $1.5 billion; 29 percent growth
Q4 Diluted earnings per share: $1.01; adjusted diluted earnings per share(1) of $1.58
Q4 Adjusted EBITDA(1) as a % of revenues of 8.7%; 8.4% for fiscal year 2020
Q4 Cash flows provided by operating activities of $69 million; $458 million for fiscal year 2020
Fiscal year 2020 free cash flow of $437 million, exceeding target of $425 million
Book-to-bill ratio of 1.5 for fourth quarter, 1.2 for fiscal year
RESTON, VA, March 26, 2020—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets, today announced results for the fourth quarter and full fiscal year ended January 31, 2020.

“SAIC’s full fiscal year 2020 results reflect strong financial performance, operational execution, and the implementation of a strategy that positions the company for sustained, profitable growth and long-term value creation,” said CEO Nazzic Keene. “The addition of Unisys Federal to our business portfolio accelerates our growth strategy, enhances our technical talent base, and solidifies SAIC as a market leader in providing IT modernization solutions.”

Fourth Quarter and Full Fiscal Year 2020: Summary Operating Results

	Three Months Ended				Year Ended
	January 31, 2020	Percent change		February 1, 2019	January 31, 2020	Percent change		February 1, 2019
	(in millions, except per share amounts)
Revenues	$1,540	29%		$1,192	$6,379	37%		$4,659
Operating income	88	1,157%		7	370	68%		220
Operating income as a percentage of revenues	5.7%	510	bps	0.6%	5.8%	110	bps	4.7%
Adjusted operating income(1)	104	32%		79	410	34%		306
Adjusted operating income as a percentage of revenues	6.8%	20	bps	6.6%	6.4%	-20	bps	6.6%
Net income (loss) attributable to common stockholders	59	756%		(9)	226	65%		137
EBITDA(1)	122	430%		23	503	88%		267
EBITDA as a percentage of revenues	7.9%	600	bps	1.9%	7.9%	220	bps	5.7%
Adjusted EBITDA(1)	134	41%		95	538	52%		353
Adjusted EBITDA as a percentage of revenues	8.7%	70	bps	8.0%	8.4%	80	bps	7.6%
Diluted earnings (loss) per share	$1.01	605%		$(0.20)	$3.83	23%		$3.11
Adjusted diluted earnings per share(1)	$1.58	35%		$1.17	$5.66	9%		$5.18
Net cash provided by operating activities	$69	214%		$22	$458	149%		$184
Free cash flow(1)	$62	244%		$18	$437	180%		$156

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Revenues for the quarter increased $348 million, or 29%, compared to the prior year quarter primarily due to the acquisition of Engility. Excluding acquired revenues, compared to the prior year quarter, revenues decreased by 1.2% due to the completion of a technology contract supporting state and local customers and acquisition related dis-synergies.
Revenues for the fiscal year increased $1,720 million compared to the prior year, primarily due to the acquisition of Engility. Adjusting for the impact of acquired revenues, revenues contracted 1.4% due to the completion of certain contracts, including contracts with the U.S. Marine Corps, and the effect of acquisition related dis-synergies. These decreases were partially offset by net increases in program volume.

Operating income as a percentage of revenues increased to 5.7% for the three months ended January 31, 2020 as compared to 0.6% in the comparable prior year period primarily due to lower acquisition and integration costs , strong program execution and cost synergies, partially offset by increased intangible asset amortization.

Operating income for the fiscal year increased $150 million to 5.8% of revenues, up from 4.7% of revenues in the prior fiscal year. The increase in operating income was primarily due to lower acquisition and integration costs, a more profitable cost mix through higher labor content and cost synergies, partially offset by increased intangible asset amortization.

Net income (loss) attributable to common stockholders for the quarter increased $68 million from the comparable prior year period primarily as the result of higher operating income, partially offset by higher interest expense.

Net income attributable to common stockholders for the fiscal year increased $89 million from the prior fiscal year primarily due to higher operating income, partially offset by higher interest expense.

Adjusted EBITDA(1) as a percentage of revenues for the quarter was 8.7%, compared to 8.0% for the prior year quarter due to cost synergies and higher net profit write-ups.

Adjusted EBITDA(1) as a percentage of revenues for the fiscal year increased to 8.4% of revenues, compared to 7.6% in the prior fiscal year. The increase was driven by a more profitable cost mix, cost synergies related to the acquisition and higher net profit write-ups.
Diluted earnings per share was $1.01 and adjusted diluted earnings per share(1) was $1.58 for the quarter. The weighted-average diluted shares outstanding during the quarter was 58.5 million shares. Diluted earnings per share was $3.83 and adjusted diluted earnings per share(1) was $5.66 for the year. The negative impact from acquisition and integrations costs included within diluted earnings per share was $0.24 and $0.54 for the quarter and year, respectively. The weighted-average diluted shares outstanding during the year was 59.0 million shares.
Cash Generation and Capital Deployment
Total cash flows provided by operating activities for the fourth quarter were $69 million. The $47 million increase in cash provided by operating activities compared to the prior year period was primarily due to lower payments for acquisition and integration costs, cash provided from the operating activities of Engility, and delayed collections from the U.S. federal government partial shutdown that occurred in the fourth quarter of fiscal 2019. These increases were partially offset by one extra payroll week accrued for Engility in the prior year and timing of collections on certain programs.
Total cash flows provided by operating activities for the year were $458 million, an increase from the prior year, primarily due to cash provided from the operating activities of Engility, customer collections recouped from the U.S. federal government partial shutdown that occurred in the fourth quarter of fiscal 2019, and lower payments for acquisition and integration costs. These increases were partially offset by higher interest payments in the current year as a result of additional borrowings related to the acquisition of Engility near the end of fiscal 2019.
During the quarter SAIC deployed $38 million of capital, consisting of $22 million in cash dividends and $16 million of term loan repayment. There were no plan share repurchases in the fourth quarter. For the year, cash dividends were $87 million, plan share repurchases totaled $177 million (approximately 2.2 million shares) and we made $274 million of debt repayments. Share repurchases since the inception of the program in 2013 were $716 million (approximately 11.8 million shares).

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Liquidity and Capital Structure

In light of the emergence of the COVID-19 virus and the challenges it has presented to the global community, SAIC believes it is prudent to provide post-quarter clarity and transparency on the company’s liquidity and capital structure. At the completion of the acquisition of Unisys Federal on March 13, 2020, the company had approximately $2.9 billion of long term debt. SAIC has ample liquidity and a strong capital structure to more than adequately service this debt in the context of potential business impacts from the COVID-19 virus. At the close of the Unisys Federal acquisition, SAIC had $155 million of cash on hand, as well as full access to our $400 million committed revolving credit facility. SAIC is a well-capitalized company that primarily serves the U.S. Federal Government, providing business stability through long term contracts, a flexible cost structure,  and a customer whose obligations to pay invoices are backed by full faith and credit of the US Government.
Quarterly Dividend Declared
Subsequent to fiscal year-end, the Company’s Board of Directors declared a cash dividend of $0.37 per share of the Company’s common stock payable on April 24, 2020 to stockholders of record on April 9, 2020. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
Backlog and Contract Awards
Net bookings for the quarter were approximately $2.4 billion, which reflects a book-to-bill ratio of approximately 1.5. Net bookings for the year were approximately $7.9 billion, which reflects a book-to-bill ratio of approximately 1.2. SAIC’s estimated backlog of signed business orders at the end of fiscal 2020 was approximately $15.3 billion of which $2.6 billion was funded.
SAIC was awarded the following contracts during the quarter:
U.S. Intelligence Community: SAIC was awarded a total of $1.1 billion in space and national security contracts to support various U.S. Department of Defense and intelligence activities. These awards include a classified space contract worth approximately $265 million and the U.S. Air Force's Common Computing Environment (Cloud One) contract worth $727 million (also noted below).
Notable New Business Awards
The U.S. Air Force: SAIC was awarded the Common Computing Environment (Cloud One) contract worth $727 million to migrate approximately 800 Air Force and U.S. Army mission applications into the cloud. The contract consists of firm fixed price, labor hour, and cost reimbursement elements with a nine-month period of performance and four one-year options. Though awarded by the Air Force, the contract will also serve Army applications, as part of the Army’s cloud strategic framework. SAIC’s solution leverages proven success and capabilities in cloud, IT modernization, software, cyber, and data analytics.
The U.S. Army: SAIC was awarded a single-award, firm-fixed price contract valued at $98 million for IT support and command, control, communications, computers, and intelligence (C4I) services to the U.S. Army Communications Information Systems Activity - Pacific (USACISA-P). The contract has a one-year base period of performance with four one-year options.
Notable Recompete Awards:
The Pension Benefit Guaranty Corporation: SAIC was awarded a contract by the Pension Benefit Guarantee Corporation to continue to provide the company’s IT operation support services, including IT operation and management services; development modernization, and enhancement; and SharePoint Solutions. The multiple-award contract is valued at $133 million over a five-year period for all awardees. SAIC was awarded the first two task orders worth about $115 million.
The U.S. Navy: SAIC will continue to support the Navy’s Marine Mammal Program through a contract worth more than $73 million over a five-year period of performance. As part of this contract, SAIC will provide animal care, training, and maintenance of marine mammals participating in the Navy Marine Mammal Program. Work will take place in San Diego, California; Kings Bay, Georgia; and Bangor, Washington. SAIC personnel have delivered these services for more than 30 years in support of the Navy.

SAIC was awarded the following contracts subsequent to the end of the quarter:
The U.S. Air Force: Engility LLC, a subsidiary of SAIC, was awarded a $655 million contract to provide systems engineering, planning, integration and sustainment services to the Air Force Space and Missile Systems Center (SMC) and Prototyping Directorate, Innovation and Prototype Operations Division through the Engineering, Development, Integration, and Sustainment (EDIS) contract. SAIC will work with the SMC to modernize satellite ground systems for the United States Space Force operations, research and development and demonstration missions. The single-award indefinite-delivery, indefinite-quantity contract has a five-year base period of performance and a two-year option period.
The Defense Logistics Agency: SAIC was awarded the Federal Supply Group - 80 (FSG-80) Tailored Logistics Support Program contract from the Defense Logistics Agency to provide supply chain management for the FSG-80 commodity, which includes paints, preservation and sealing compounds, and adhesives. The single-award, indefinite-delivery, indefinite-quantity contract has a ceiling value of $950 million with a three-year base period of performance with two, two-year options.

Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 5 p.m. Eastern time on March 26, 2020. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC is a premier technology integrator solving our nation’s most complex modernization and readiness challenges across the defense, space, federal civilian, and intelligence markets. Our robust portfolio of offerings includes high-end solutions in systems engineering and integration; enterprise IT, including cloud services; cyber; software; advanced analytics and simulation; and training. With an intimate understanding of our customers’ challenges and deep expertise in existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to rapidly deliver innovative, effective, and efficient solutions.

We are a team of 24,000 strong driven by mission, united purpose, and inspired by opportunity. Headquartered in Reston, Virginia, SAIC has pro-forma annual revenues of approximately $7.1 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended		Year Ended
	January 31, 2020	February 1, 2019	January 31, 2020	February 1, 2019
	(in millions, except per share amounts)
Revenues	$1,540	$1,192	$6,379	$4,659
Cost of revenues	1,373	1,070	5,673	4,195
Selling, general and administrative expenses	61	43	288	158
Acquisition and integration costs	18	72	48	86
Operating income	88	7	370	220
Interest expense	21	15	90	53
Other (income) expense, net	(2)	(1)	(6)	(3)
Income (loss) before income taxes	69	(7)	286	170
Provision for income taxes	(9)	(2)	(57)	(33)
Net income (loss)	$60	$(9)	$229	$137
Net income attributable to non-controlling interest	1	—	3	—
Net income (loss) attributable to common stockholders	$59	$(9)	$226	$137
Weighted-average number of shares outstanding:
Basic	57.8	46.1	58.4	43.4
Diluted	58.5	46.1	59.0	44.1
Earnings (loss) per share:
Basic	$1.02	$(0.20)	$3.87	$3.16
Diluted	$1.01	$(0.20)	$3.83	$3.11

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	January 31, 2020	February 1, 2019
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$188	$237
Receivables, net	1,099	1,050
Inventory, prepaid expenses and other current assets	143	146
Total current assets	1,430	1,433
Goodwill	2,139	2,120
Intangible assets, net	711	803
Property, plant, and equipment, net	91	103
Operating lease right of use assets	190	—
Other assets	150	104
Total assets	$4,711	$4,563

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$814	$632
Accrued payroll and employee benefits	244	241
Long-term debt, current portion	70	24
Total current liabilities	1,128	897
Long-term debt, net of current portion	1,851	2,065
Operating lease liabilities	172	—
Other long-term liabilities	133	102
Total stockholders' equity	1,427	1,499
Total liabilities and stockholders' equity	$4,711	$4,563

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Year Ended
	January 31, 2020	February 1, 2019	January 31, 2020	February 1, 2019
	(in millions)
Cash flows from operating activities:
Net income (loss)	$60	$(9)	$229	$137
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35	16	138	49
Deferred income taxes	17	19	44	19
Stock-based compensation expense	8	21	37	45
Impairment of right of use assets	5	—	5	—
Loss on extinguishment of debt	—	—	—	4
Provisions for inventory and deferred contract costs	—	11	—	36
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of the acquisition:
Receivables	18	60	(50)	(26)
Inventory, prepaid expenses, and other current assets	(1)	(21)	(10)	(26)
Other assets	(33)	(3)	(34)	(12)
Accounts payable and accrued liabilities	1	(18)	62	(65)
Accrued payroll and employee benefits	(75)	(47)	3	22
Operating lease assets and liabilities, net	(2)	—	(4)	—
Other long-term liabilities	36	(7)	38	1
Net cash provided by operating activities	69	22	458	184
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(7)	(4)	(21)	(28)
Purchases of marketable securities	(1)	—	(24)	—
Sales of marketable securities	1	—	3	—
Other	—	—	(5)	1
Cash paid for acquisition, net of cash acquired	—	(1,001)	—	(1,001)
Net cash used in investing activities	(7)	(1,005)	(47)	(1,028)
Cash flows from financing activities:
Dividend payments to stockholders	(22)	(13)	(87)	(53)
Principal payments on borrowings	(16)	(3)	(274)	(779)
Issuances of stock	3	2	10	7
Stock repurchased and retired or withheld for taxes on equity awards	(1)	(13)	(197)	(69)
Proceeds from borrowings	—	1,068	100	1,859
Debt issuance costs	—	(13)	—	(26)
Equity issuance costs	—	(2)	—	(2)
Contributions from (distributions to) non-controlling interest	—	1	(7)	1
Net cash (used in) provided by financing activities	(36)	1,027	(455)	938
Net increase (decrease) in cash, cash equivalents and restricted cash	26	44	(44)	94
Cash, cash equivalents and restricted cash at beginning of period	176	202	246	152
Cash, cash equivalents and restricted cash at end of period	$202	$246	$202	$246

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	January 31, 2020	November 1, 2019	February 1, 2019
	(in millions)
Funded backlog	$2,569	$2,868	$2,753
Negotiated unfunded backlog	12,748	11,638	11,048
Total backlog	$15,317	$14,506	$13,801
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Year Ended
	January 31, 2020	February 1, 2019	January 31, 2020	February 1, 2019
	(in millions)
Net income (loss)	$60	$(9)	$229	$137
Interest expense	21	15	90	53
Interest income	(1)	(1)	(4)	(3)
Provision for income taxes	9	2	57	33
Depreciation and amortization	33	16	131	47
EBITDA(1)	$122	$23	$503	$267
EBITDA as a percentage of revenues	7.9%	1.9%	7.9%	5.7%
Acquisition and integration costs	18	72	48	86
Depreciation included in acquisition and integration costs	(4)	—	(5)	—
Recovery of acquisition and integration costs	(2)	—	(8)	—
Adjusted EBITDA(1)	$134	$95	$538	$353
Adjusted EBITDA as a percentage of revenues	8.7%	8.0%	8.4%	7.6%

Operating income	$88	$7	$370	$220
Operating income as a percentage of revenues	5.7%	0.6%	5.8%	4.7%
Acquisition and integration costs	18	72	48	86
Recovery of acquisition and integration costs	(2)	—	(8)	—
Adjusted operating income(1)	$104	$79	$410	$306
Adjusted operating income as a percentage of revenues	6.8%	6.6%	6.4%	6.6%
EBITDA is a performance measure that is calculated by taking net income and excluding interest expense, interest income, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude restructuring and acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. Integration costs excluded are costs to integrate acquired companies and include the costs of strategic consulting services, facility consolidation and employee severance. The acquisition and integration costs relate to the Company’s recent acquisitions of Engility and Unisys Federal. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted diluted earnings per share

	Three Months Ended		Twelve Months Ended
	January 31, 2020	February 1, 2019	January 31, 2020	February 1, 2019
Diluted earnings per share	$1.01	$(0.20)	$3.83	$3.11

Acquisition and integration costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.27	1.54	0.67	1.95
Tax effect of acquisition and integration costs, divided by diluted WASO	(0.03)	(0.32)	(0.13)	(0.32)
Net effect of acquisition and integration costs, divided by diluted WASO	0.24	1.22	0.54	1.63

Amortization of intangible assets, divided by diluted WASO	0.38	0.20	1.61	0.54
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.05)	(0.05)	(0.32)	(0.10)
Net effect of amortization of intangible assets, divided by diluted WASO	0.33	0.15	1.29	0.44

Adjusted diluted earnings per share(1)	$1.58	$1.17	$5.66	$5.18
Adjusted diluted earnings per share is a performance measure that excludes restructuring, acquisition, and integration costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's recent acquisition of Engility and Unisys Federal. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. WASO used in adjusted EPS for the three months ended February 1, 2019 was 46.7 million shares, which included dilutive common share equivalents; these dilutive common share equivalents were excluded from GAAP WASO due to their anti-dilutive effect caused by a GAAP net loss for the quarter. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Year Ended
	January 31, 2020	February 1, 2019	January 31, 2020	February 1, 2019
	(in millions)
Net cash provided by operating activities	$69	$22	$458	$184
Expenditures for property, plant, and equipment	(7)	(4)	(21)	(28)
Free cash flow(1)	$62	$18	$437	$156

Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.